Exhibit 99.1

CBSH
1000 Walnut Street / Post Office Box 419248 / Kansas City, Missouri 64151-6248 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, April 12, 2012

COMMERCE BANCSHARES, INC. ANNOUNCES FIRST QUARTER
EARNINGS PER SHARE OF $.74

Commerce Bancshares, Inc. announced record earnings of $.74 per share for the three months ended March 31, 2012 compared to $.66 per share in the first quarter of 2011, or an increase of 12.1%. Net income for the first quarter amounted to $65.8 million compared to $60.5 million in the same quarter last year. For the quarter, the return on average assets totaled 1.29%, the return on average equity was 12.0% and the efficiency ratio was 58.9%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “We were pleased to report record first quarter earnings per share of $.74. The growth over last year resulted mainly from a decline in our provision for loan losses of $7.6 million coupled with revenue growth in our corporate card, capital markets and money management businesses of 17%, 46% and 6%, respectively. Additionally, non-interest expense declined 2% compared to the same period last year. Average loans grew $70.8 million, or 1%, this quarter compared to the previous quarter, as a result of growth in business, business real estate and personal real estate loans. Average deposits also grew by $270.2 million this quarter, or 2%. While net interest income declined 1% compared to the previous quarter, the margin remained stable.”

Further, Mr. Kemper noted, “Net loan charge-offs for the current quarter totaled $11.2 million, compared to $15.6 million in the previous quarter and $18.8 million in the first quarter of 2011. Commercial net loan charge-offs totaled $1.8 million this quarter, down $2.2 million from the previous quarter, while bankcard net loan charge-offs totaled $6.2 million, or 3.4% of average bankcard loans. During the current quarter, the provision for loan losses totaled $8.2 million, or $3.0 million less than net loan charge-offs, and reflected the improving credit trends in our loan portfolio. Our allowance for loan losses amounted to $181.5 million this quarter, representing 2.6 times our non-performing loans. Total non-performing assets decreased $6.3 million to $87.5 million this quarter. At March 31, 2012, our ratio of tangible common equity to assets remained strong at 10.1%, and during the quarter we repurchased approximately 811,000 shares of Company stock at an average price per share of $39.”

Total assets at March 31, 2012 were $20.5 billion, total loans were $9.3 billion, and total deposits were $16.8 billion.

(more)

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/2011	3/31/2012	3/31/2011
Non-Accrual Loans	$75,482	$68,875	$77,914
Foreclosed Real Estate	$18,321	$18,585	$25,061
Total Non-Performing Assets	$93,803	$87,460	$102,975
Non-Performing Assets to Loans	1.02%	.95%	1.10%
Non-Performing Assets to Total Assets	.45%	.43%	.54%
Loans 90 Days & Over Past Due — Still Accruing	$14,958	$16,428	$18,717

This financial news release, including management’s discussion of first quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited)	December 31, 2011	March 31, 2012	March 31, 2011
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$161,757	$159,737	$160,973
Taxable equivalent net interest income	167,940	165,666	166,479
Non-interest income	94,035	94,583	95,906
Investment securities gains, net	4,942	4,040	1,327
Provision for loan losses	12,143	8,165	15,789
Non-interest expense	156,030	150,461	153,960
Net income attributable to Commerce Bancshares, Inc.	61,504	65,799	60,453
Cash dividends	19,504	20,438	20,054
Net total loan charge-offs	15,649	11,165	18,789
Business	650	110	2,010
Real estate — construction and land	2,624	220	1,986
Real estate — business	731	1,495	1,064
Consumer credit card	6,986	6,173	9,038
Consumer	2,682	2,631	4,013
Revolving home equity	884	360	367
Real estate — personal	798	69	274
Overdraft	294	107	37
Per common share:
Net income — basic	$.69	$.74	$.66
Net income — diluted	$.69	$.74	$.66
Cash dividends	$.219	$.230	$.219
Diluted wtd. average shares o/s	88,653	88,556	91,178
RATIOS
Average loans to deposits (1)	56.01%	55.53%	62.47%
Return on total average assets	1.19%	1.29%	1.32%
Return on total average equity	11.39%	12.04%	11.95%
Non-interest income to revenue (2)	36.76%	37.19%	37.34%
Efficiency ratio (3)	60.71%	58.91%	59.64%
AT PERIOD END
Book value per share based on total equity	$24.40	$24.83	$22.64
Market value per share	$38.12	$40.52	$38.51
Allowance for loan losses as a percentage of loans	2.01%	1.96%	2.08%
Tier I leverage ratio	9.55%	9.70%	10.27%
Tangible common equity to assets ratio (4)	9.91%	10.12%	10.24%
Common shares outstanding	88,952,166	88,583,809	91,444,081
Shareholders of record	4,218	4,213	4,302
Number of bank/ATM locations	363	360	365
Full-time equivalent employees	4,745	4,713	4,814
OTHER QTD INFORMATION
High market value per share	$38.67	$41.28	$40.64
Low market value per share	$31.49	$37.57	$36.70

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	December 31, 2011	March 31, 2012	March 31, 2011
Interest income	$173,223	$169,966	$175,826
Interest expense	11,466	10,229	14,853
Net interest income	161,757	159,737	160,973
Provision for loan losses	12,143	8,165	15,789
Net interest income after provision for loan losses	149,614	151,572	145,184
NON-INTEREST INCOME
Bank card transaction fees	36,162	34,733	37,462
Trust fees	22,095	22,814	21,572
Deposit account charges and other fees	20,623	19,336	19,300
Capital market fees	4,591	6,871	4,720
Consumer brokerage services	2,142	2,526	2,663
Loan fees and sales	1,647	1,561	1,824
Other	6,775	6,742	8,365
Total non-interest income	94,035	94,583	95,906
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	(796)	5,587	6,305
Noncredit-related losses (reversals) on securities not expected to be sold	14	(5,907)	(6,579)
Net impairment losses	(782)	(320)	(274)
Realized gains on sales and fair value adjustments	5,724	4,360	1,601
Investment securities gains, net	4,942	4,040	1,327
NON-INTEREST EXPENSE
Salaries and employee benefits	88,010	89,543	87,392
Net occupancy	11,674	11,260	12,037
Equipment	5,583	5,189	5,577
Supplies and communication	5,550	5,613	5,532
Data processing and software	17,873	17,469	16,467
Marketing	3,469	3,822	4,258
Deposit insurance	2,680	2,520	4,891
Debit overdraft litigation	7,400	—	—
Indemnification obligation	(3,073)	—	(1,359)
Other	16,864	15,045	19,165
Total non-interest expense	156,030	150,461	153,960
Income before income taxes	92,561	99,734	88,457
Less income taxes	29,514	32,920	27,507
Net income	63,047	66,814	60,950
Less non-controlling interest expense	1,543	1,015	497
Net income attributable to Commerce Bancshares, Inc.	$61,504	$65,799	$60,453
Net income per common share — basic	$.69	$.74	$.66
Net income per common share — diluted	$.69	$.74	$.66

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	December 31, 2011	March 31, 2012	March 31, 2011
ASSETS
Loans	$9,177,478	$9,247,971	$9,374,923
Allowance for loan losses	(184,532)	(181,532)	(194,538)
Net loans	8,992,946	9,066,439	9,180,385
Loans held for sale	31,076	9,673	53,411
Investment securities:
Available for sale	9,224,702	9,120,399	7,499,577
Trading	17,853	34,178	17,000
Non-marketable	115,832	120,734	104,721
Total investment securities	9,358,387	9,275,311	7,621,298
Short-term federal funds sold and securities purchased under agreements to resell	11,870	40,925	3,600
Long-term securities purchased under agreements to resell	850,000	850,000	700,000
Interest earning deposits with banks	39,853	12,038	203,940
Cash and due from banks	465,828	381,462	362,148
Land, buildings and equipment — net	360,146	353,866	378,721
Goodwill	125,585	125,585	125,585
Other intangible assets — net	7,714	7,070	10,182
Other assets	405,962	404,548	378,026
Total assets	$20,649,367	$20,526,917	$19,017,296
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$5,377,549	$5,209,381	$4,558,630
Savings, interest checking and money market	8,933,941	9,038,283	8,074,055
Time open and C.D.’s of less than $100,000	1,166,104	1,143,687	1,388,004
Time open and C.D.’s of $100,000 and over	1,322,289	1,380,409	1,518,786
Total deposits	16,799,883	16,771,760	15,539,475
Federal funds purchased and securities sold under agreements to repurchase	1,256,081	1,122,988	923,014
Other borrowings	111,817	111,520	111,972
Other liabilities	311,225	321,443	372,345
Total liabilities	18,479,006	18,327,711	16,946,806
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	446,387	446,387	436,043
Capital surplus	1,042,065	1,032,985	976,101
Retained earnings	575,419	620,780	596,177
Treasury stock	(8,362)	(22,872)	(733)
Accumulated other comprehensive income	110,538	118,056	61,134
Total stockholders’ equity	2,166,047	2,195,336	2,068,722
Non-controlling interest	4,314	3,870	1,768
Total equity	2,170,361	2,199,206	2,070,490
Total liabilities and equity	$20,649,367	$20,526,917	$19,017,296

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	December 31, 2011		March 31, 2012		March 31, 2011
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$2,819,598	3.53%	$2,893,973	3.52%	$3,052,611	3.65%
Real estate — construction and land	386,738	4.52	380,484	4.34	451,536	4.49
Real estate — business	2,162,052	4.67	2,184,893	4.57	2,081,359	4.92
Real estate — personal	1,421,296	4.64	1,441,520	4.58	1,443,707	5.00
Consumer	1,111,299	6.08	1,107,878	5.93	1,147,049	6.47
Revolving home equity	464,694	4.24	454,782	4.18	475,437	4.28
Consumer credit card	733,712	11.62	731,030	11.78	775,271	10.92
Overdrafts	7,101	—	7,587	—	7,121	—
Total loans (B)	9,106,490	5.01	9,202,147	4.95	9,434,091	5.15
Loans held for sale	36,987	2.55	12,147	3.48	58,148	2.08
Investment securities:
U.S. government and federal agency obligations	328,641	2.49	328,106	2.08	434,656	3.84
Government-sponsored enterprise obligations	305,003	1.93	283,494	2.01	208,866	2.07
State and municipal obligations (A)	1,239,330	4.16	1,263,303	4.17	1,112,740	4.63
Mortgage-backed securities	4,453,362	2.71	4,190,982	2.85	2,929,270	3.93
Asset-backed securities	2,645,538	1.12	2,761,896	1.16	2,321,312	1.44
Other marketable securities (A)	164,545	5.39	162,616	4.11	175,860	5.91
Total available for sale securities (B)	9,136,419	2.46	8,990,397	2.48	7,182,704	3.22
Trading securities (A)	19,785	2.87	32,628	2.95	19,016	2.88
Non-marketable securities (A)	110,486	10.81	116,873	8.55	103,810	7.04
Total investment securities	9,266,690	2.56	9,139,898	2.56	7,305,530	3.28
Short-term federal funds sold and securities purchased under agreements to resell	10,162.39		13,695.50		5,100.80
Long-term securities purchased under agreements to resell	850,000	1.97	850,000	2.02	567,778	1.54
Interest earning deposits with banks	122,953.25		87,919.25		146,493.25
Total interest earning assets	19,393,282	3.67	19,305,806	3.66	17,517,140	4.20
Non-interest earning assets (B)	1,121,569		1,160,906		1,034,350
Total assets	$20,514,851		$20,466,712		$18,551,490
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$529,027.17		$549,998.15		$500,386.14
Interest checking and money market	8,068,003.29		8,311,734.24		7,398,662.37
Time open & C.D.’s of less than $100,000	1,186,324.75		1,155,882.73		1,426,157	1.06
Time open & C.D.’s of $100,000 and over	1,367,472.59		1,444,252.53		1,433,564.76
Total interest bearing deposits	11,150,826.43		11,461,866.32		10,758,769.50
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,147,421.05		1,287,245.07		1,022,784.25
Other borrowings	112,024	3.26	111,800	3.26	112,381	3.30
Total borrowings	1,259,445.33		1,399,045.33		1,135,165.55
Total interest bearing liabilities	12,410,271.37%		12,860,911.32%		11,893,934.51%
Non-interest bearing deposits	5,173,106		5,132,305		4,437,032
Other liabilities	789,564		275,349		168,248
Equity	2,141,910		2,198,147		2,052,276
Total liabilities and equity	$20,514,851		$20,466,712		$18,551,490
Net interest income (T/E)	$167,940		$165,666		$166,479
Net yield on interest earning assets		3.44%		3.45%		3.85%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2012

For the quarter ended March 31, 2012, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $65.8 million, an increase of $5.3 million over the same quarter last year, and an increase of $4.3 million compared to the previous quarter. During the current quarter, the Company recorded a loss in fair value of $3.0 million pre-tax on an office building which formerly housed its operations center, which is held for sale. Also, the Company recognized certain incentives totaling $1.1 million, pre-tax, associated with new bankcard network agreements that became effective in the first quarter. The after-tax effect of these items amounted to a decrease in net income for the quarter of $1.3 million, or $.01 per share. For the current quarter, the return on average assets was 1.29%, the return on average equity was 12.0%, and the efficiency ratio was 58.9%.

Compared to the same quarter last year, net interest income (tax equivalent) decreased by $813 thousand to $165.7 million, while non-interest income decreased slightly to $94.6 million, and included both the fair value adjustment on the office building noted above and a decline of $5.9 million in debit card interchange income due to regulatory changes in 2011. Investment securities gains this quarter totaled $4.0 million compared to gains of $1.3 million in the same period last year, with virtually all of these gains due to fair value adjustments on the Company's private equity investments. Non-interest expense for the current quarter totaled $150.5 million, a decrease of $3.5 million from the same period last year. The provision for loan losses totaled $8.2 million, representing a decline of $7.6 million from the amount recorded in the same quarter last year.

Balance Sheet Review
During the 1st quarter of 2012, average loans, including loans held for sale, increased $70.8 million compared to the previous quarter but decreased $277.9 million, or 2.9%, compared to the same period last year. The increase in average loans compared to the previous quarter was mainly due to an increase in business, business real estate and personal real estate loans of $74.4 million, $22.8 million and $20.2 million, respectively. Within the consumer loan portfolio, marine/RV loans continued to run off this quarter by approximately $24.0 million on average; however, consumer auto loans increased $16.8 million due to higher new loan originations. The demand for construction loans continues to be affected by the weak housing industry and, overall, these loans declined by 1.6% this quarter.

Total available for sale investment securities (excluding fair value adjustments) averaged $9.0 billion this quarter, down $146.0 million compared to the previous quarter. The decrease in the average balance was mainly the result of maturities and pay-downs totaling $643.2 million in the 1st quarter of 2012, offset by purchases of new securities of $540.9 million during the current quarter. At March 31, 2012, the duration of the investment portfolio was 2.3 years, and maturities of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $270.2 million, or 1.7%, during the 1st quarter of 2012 compared to the previous quarter. This increase in average deposits resulted mainly from growth in money market deposit balances of $232.0 million. Also, certificate of deposit (CD) average balances increased $46.3 million. The average loans to deposits ratio in the current quarter was 55.5%, compared to 56.0% in the previous quarter.

During the current quarter, the Company's average borrowings increased $139.6 million compared to the previous quarter. This increase was mainly due to an increase in customer repurchase agreement balances.

Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2012 amounted to $165.7 million, compared with $167.9 million in the previous quarter, or a decrease of $2.3 million. Net interest income this quarter was down $813 thousand compared to the 1st quarter of last year. During the 1st quarter of 2012, the net yield on earning assets (tax equivalent) was 3.45%, compared with 3.44% in the previous quarter and 3.85% in the same period last year.

The decrease in net interest income (tax equivalent) in the 1st quarter of 2012 from the previous quarter was mainly due to fewer days in the current quarter and lower rates earned on loans, which were partly offset by a decline in rates paid on deposit accounts. Interest on loans, including held for sale loans, declined $2.0 million (tax equivalent), mainly due to lower average rates earned on business real estate, personal real estate and consumer loans, but partly offset by higher average balances of business, business real estate and personal real estate loans. When compared to the previous quarter, interest income on investment securities declined by $1.5 million (tax equivalent), mainly due to lower average balances of mortgage-backed securities and lower rates earned on U.S. government and non-marketable securities. Inflation income earned on inflation-protected securities declined by $358 thousand this quarter and was not significant.

Interest expense on deposits declined $1.3 million in the 1st quarter of 2012 compared with the previous quarter mainly due to lower rates paid on money market and CD accounts. Overall rates paid on total interest bearing deposits declined 5 basis points to .32% this quarter. Interest expense on borrowings increased slightly this quarter, due mainly to higher average rates paid on repurchase agreement balances.

The tax equivalent yield on interest earning assets of 3.66% in the 1st quarter of 2012 was consistent with the yield earned in the 4th quarter of 2011, while the overall cost of interest bearing liabilities decreased 5 basis points to .32%.

Non-Interest Income
For the 1st quarter of 2012, total non-interest income amounted to $94.6 million, a decrease of $1.3 million when compared to $95.9 million in the same period last year. Also, current quarter non-interest income increased $548 thousand when compared to $94.0 million recorded in the previous quarter. The decrease in non-interest income from the same period last year was mainly due to a decline in debit card interchange fees this quarter, coupled with a loss of $3.0 million due to fair value adjustments recorded on an office building mentioned above, but offset by higher corporate card and capital market fees.

Bank card fees in the current quarter declined $2.7 million, or 7.3%, from the same period last year as a result of a decline in debit card interchange fees of $5.9 million, or 41.4%, (effect of new regulations in 2011) but was partly offset by growth in corporate card fees of $2.3 million, or 16.8%. Corporate card and debit card fees for the current quarter totaled $15.7 million and $8.4 million, respectively. Merchant fees grew by 15.1% and totaled $5.7 million for the quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2012

Trust fees for the quarter increased 5.8% compared to the same period last year resulting mainly from growth in both personal and institutional trust fees. Deposit account fees increased slightly this quarter compared to last year as corporate cash management and other personal account fees grew by $925 thousand but overdraft fees declined $888 thousand, or 9.6%. Capital market fees increased $2.2 million this quarter compared to last year as a result of growth in sales of mainly fixed income securities to correspondent banks and other commercial customers. Other non-interest income included the $3.0 million fair value loss on the office building mentioned above.

Investment Securities Gains and Losses
Net securities gains amounted to $4.0 million in the 1st quarter of 2012, compared to net gains of $4.9 million in the previous quarter and net gains of $1.3 million in the same quarter last year. The current quarter included a pre-tax gain of $4.1 million related to quarterly fair value adjustments on the Company's private equity investments. Minority interest expense related to these gains totaled $893 thousand and is included in non-controlling interest expense.

Also during the current quarter, the Company recorded credit-related impairment losses of $320 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $782 thousand in the previous quarter and $274 thousand in the same quarter last year. The cumulative credit-related impairment reserve on these bonds totaled $10.2 million at quarter end. At March 31, 2012, the par value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $131.7 million, compared to $169.4 million at March 31, 2011.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $150.5 million, a decrease of $3.5 million, or 2.3%, from the same quarter last year and a decrease of $5.6 million compared to the previous quarter. During the current quarter, the Company signed new bankcard network agreements and realized incentives which reduced data processing expense by $1.1 million this quarter.

Compared to the 1st quarter of last year, salaries and benefits expense increased $2.2 million, or 2.5%, mainly due to higher incentive compensation of $725 thousand and higher medical costs, payroll taxes, and 401K expense which totaled $817 thousand. Full-time equivalent employees totaled 4,713 and 4,814 at March 31, 2012 and 2011, respectively.

Occupancy and equipment expense declined $1.2 million on a combined basis partly due to the mild winter and lower depreciation costs, while FDIC insurance expense declined $2.4 million as a result of new assessment rules which became effective in the 2nd quarter of 2011. Expense related to foreclosed property declined $852 thousand, mainly due to lower losses on fair value adjustments in the first quarter of 2012.

Income Taxes
The effective tax rate for the Company was 33.3% in the current quarter, compared with 32.4% in the previous quarter and 31.3% in the 1st quarter of 2011.

Credit Quality
Net loan charge-offs in the 1st quarter of 2012 amounted to $11.2 million, compared with $15.6 million in the prior quarter and $18.8 million in the 1st quarter of last year. The $4.5 million decline in net loan charge-offs in the 1st quarter of 2012 compared to the previous quarter was mainly the result of lower net loan charge-offs on construction loans of $2.4 million, coupled with lower losses on consumer credit card, business and personal real estate loans. Net loan charge-offs on business real estate loans increased modestly to $1.5 million this quarter. The ratio of annualized net loan charge-offs to total average loans was .49% in the current quarter compared to .68% in the previous quarter.

For the 1st quarter of 2012, annualized net loan charge-offs on average consumer credit card loans amounted to 3.40%, compared with 3.78% in the previous quarter and 4.73% in the same period last year. Consumer loan net charge-offs for the quarter amounted to .96% of average consumer loans, compared to .96% in the previous quarter and 1.42% in the same quarter last year. The provision for loan losses for the current quarter totaled $8.2 million, a decrease of $4.0 million from the previous quarter and $7.6 million lower than in the same period last year. The current quarter provision for loan losses was $3.0 million less than net loan charge-offs for the current quarter, thereby reducing the allowance for loan losses to $181.5 million. At March 31, 2012 this allowance was 1.96% of total loans, excluding loans held for sale, and was 264% of total non-accrual loans.

At March 31, 2012, total non-performing assets amounted to $87.5 million, a decrease of $6.3 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($68.9 million) and foreclosed real estate ($18.6 million). At March 31, 2012, the balance of non-accrual loans, which represented .7% of loans outstanding, included construction and land loans of $21.1 million, business loans of $20.1 million and business real estate loans of $20.7 million. Loans more than 90 days past due and still accruing interest totaled $16.4 million at March 31, 2012.

Other
During the quarter ended March 31, 2012, the Company purchased 810,642 shares of treasury stock at an average cost of $38.98.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements